MANAGEMENT AGREEMENT


     AGREEMENT made as of the 1st day of March, 2001 among SMITH BARNEY FUTURES MANAGEMENT LLC, a Delaware limited liability company ("SBFM" or the "Trading Manager"), SALOMON SMITH BARNEY ORION FUTURES FUND L.P., a New York limited partnership (the "Partnership"), SFG GLOBAL INVESTMENTS, INC., a Delaware Corporation ("SFG" or the "General Partner") and WILLOWBRIDGE ASSOCIATES INC., a Delaware corporation (the "Advisor").

                              W I T N E S S E T H :
                               - - - - - - - - - -

     WHEREAS, SBFM is the trading manager of the Partnership, a limited partnership organized for the purpose of speculative trading of commodity interests, including futures contracts, options and forward contracts with the objective of achieving substantial capital appreciation; and

     WHEREAS, SBFM and SFG, the general partner of the Partnership, have entered into a trading manager agreement, as of March 31, 1999, which authorizes SBFM as trading manager to negotiate advisory agreements on behalf of SFG and the Partnership; and

     WHEREAS, the Limited Partnership Agreement establishing the Partnership (the "Limited Partnership Agreement") permits the delegation to one or more commodity trading advisors the authority to make trading decisions for the Partnership; and

     WHEREAS, the Advisor is registered as a commodity trading advisor with the Commodity Futures Trading Commission ("CFTC") and is a member of the National Futures Association ("NFA"); and

     WHEREAS, the General Partner is registered as a commodity pool operator with the CFTC and is a member of the NFA; and

     WHEREAS, the Trading Manager is registered as a commodity trading advisor with the CFTC and is a member of the NFA; and

     WHEREAS, the Trading Manager, the Partnership and the Advisor wish to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement advisory services in connection with the conduct by the Partnership of its commodity trading activities during the term of this Agreement;

     NOW, THEREFORE, the parties agree as follows:


     1. DUTIES OF THE ADVISOR. (a) For the period and on the terms and conditions of this Agreement, the Advisor shall have sole authority and responsibility, as one of the Partnership's agents and attorneys-in-fact, for directing the investment and reinvestment of the assets and funds of the Partnership allocated to it by SBFM in commodity interests, including commodity futures contracts, options and forward contracts. All such trading on behalf of the Partnership shall be in accordance with the trading policies set forth in the Partnership's Private Placement Offering Memorandum and Disclosure Document dated as of December 31, 2000, as supplemented (the "Memorandum"), and as such trading policies may be changed from time to time upon receipt by the Advisor of prior written notice of such change and pursuant to the trading strategy selected by SBFM to be utilized by the Advisor in managing the Partnership's assets. SBFM has initially selected the Advisor's Select Investment Program using the Vulcan Trading System to manage 50% of the Partnership's assets allocated to the Advisor, and the Advisor's Argo Trading System to manage 50% of the Partnership's assets allocated to the Advisor. Any open positions or other investments at the time of receipt of such notice of a change in trading policy shall not be deemed to violate the changed policy and shall be closed or sold in the ordinary course of trading. The Advisor may not deviate from the trading policies set forth in the Memorandum without the prior written consent of the Partnership given by SBFM. The Advisor makes no representation or warranty that the trading to be directed by it for the Partnership will be profitable or will not incur losses. SFG, SBFM and the Partnership each acknowledge that the Advisor may utilize exchange for physicals transactions in its trading for the Partnership.

     (b) SBFM acknowledges receipt of the Advisor's Disclosure Document dated October 27, 2000, as filed with the NFA and the CFTC. All trades made by the Advisor for the account of the Partnership shall be made through such commodity broker or brokers as SBFM shall direct, and the Advisor shall have no authority or responsibility for selecting or supervising any such broker in connection with the execution, clearance or confirmation of transactions for the Partnership or for the negotiation of brokerage rates charged therefor. However, the Advisor, with the prior written permission (by either original or fax copy) of SBFM, may direct all trades in commodity futures and options to a futures commission merchant or independent floor broker it chooses for execution with instructions to give-up the trades to the broker designated by SBFM, provided that the futures commission merchant or independent floor broker and any give-up or floor brokerage fees are approved in advance by SBFM. All give-up or similar fees relating to the foregoing shall be paid by the Partnership after all parties have executed the relevant give-up agreements (by either original or fax copy) and the Advisor shall have no responsibility for such payment. SBFM will cause the Partnership's commodity brokers to provide the Advisor with copies of all confirmation, purchase and sale, monthly and similar statements at the time such statements are available to SBFM.

     (c) The initial allocation of the Partnership's assets to the Advisor will be approximately U.S. $2,600,000 (all of which shall be actual funds) made to the Advisor's Select Investment Program, 50% of such funds to be traded using the Vulcan Trading System and 50% of such funds to be traded using the Argo Trading System (each, a "Trading System" and collectively, the "Program"). The Advisor will not be allocated any notional funds. In the event the Advisor wishes to use a trading system or methodology other than or in addition to the Program as outlined in the Memorandum in connection with its trading for the Partnership, either in whole or in part, it may not do so unless the Advisor gives SBFM prior written notice of its intention to utilize such different trading system or methodology and SBFM consents thereto in writing. In addition, the Advisor will provide five days' prior written notice to SBFM of any change in the trading system or methodology to be utilized for the Partnership which the Advisor deems material. If the Advisor deems such change in system or methodology or in markets traded to be material, the changed system or methodology or markets traded will not be utilized for the Partnership without the prior written consent of SBFM. In addition, the Advisor will notify SBFM of any changes to the trading system or methodology that would require a change in the description of the trading strategy or methods described in the Memorandum. Non-material changes in the trading systems utilized on behalf of the
Partnership may be instituted without prior written approval. Further, the Advisor will provide the Partnership with a current list of all commodity interests to be traded for the Partnership's account and will not trade any additional commodity interests for such account without providing notice thereof to SBFM and receiving SBFM's written approval. The Advisor also agrees to provide SBFM, on a monthly basis, with a written report of the assets under the Advisor's management together with all other matters deemed by the Advisor to be material changes to its business not previously reported to SBFM. The Advisor further agrees that it will convert foreign currency balances (not required to margin positions denominated in a foreign currency) to U.S. dollars no less frequently than monthly. U.S. dollar equivalents in individual foreign currencies of more than $100,000 will be converted to U.S. dollars within one business day after such funds are no longer needed to margin foreign positions.

     (d) The Advisor agrees to make all material disclosures to the Partnership regarding itself and its principals as defined in Part 4 of the CFTC's regulations ("principals"), shareholders, directors, officers and employees, their trading performance and general trading methods, its customer accounts (but not the identities of or identifying information with respect to its customers or other information deemed by the Advisor to be proprietary and confidential) and otherwise as are required in the reasonable judgment of SBFM to be made in any filings required by Federal or state law or NFA rule or order. Notwithstanding Sections 1(d) and 4(d) of this Agreement, the Advisor is not required to disclose the actual trading results of proprietary accounts of the Advisor or its principals unless SBFM reasonably determines that such disclosure is required in order to fulfill its fiduciary obligations to the Partnership or the reporting, filing or other obligations imposed on it by Federal or state law or NFA rule or order. The Partnership and SBFM acknowledge that the trading advice to be provided by the Advisor is a property right belonging to the Advisor and that they will keep all such advice confidential. Further, SBFM agrees to treat as confidential any results of proprietary accounts and/or proprietary information with respect to trading systems obtained from the Advisor. SBFM and the Partnership shall not distribute any description of the Advisor, its principals, or its or their trading performance without the prior written consent of the Advisor.

     (e) The Advisor understands and agrees that SBFM may designate other trading advisors for the Partnership and apportion or reapportion to such other trading advisors the management of an amount of Net Assets (as defined in Section 3(b) hereof) as it shall determine in its absolute discretion. The designation of other trading advisors and the apportionment or reapportionment of Net Assets to any such trading advisors pursuant to this Section 1 shall neither terminate this Agreement nor modify in any regard the respective rights and obligations of the parties hereunder. If assets of the Partnership under the Advisor's management in either Trading System fall below $750,000, the Advisor may terminate this Agreement immediately with respect such Trading System.

     (f) SBFM may, from time to time, in its absolute discretion, select additional trading advisors and reapportion funds among the trading advisors for the Partnership as it deems appropriate. SBFM shall use its best efforts to make reapportionments, if any, as of the first day of a month. The Advisor agrees that it may be called upon at any time promptly to liquidate positions in SBFM's sole discretion so that SBFM may reallocate the Partnership's assets, meet margin calls on the Partnership's account, fund redemptions, or for any other reason, except that SBFM will not require the liquidation of specific positions by the Advisor. SBFM will use its best efforts to give two days' prior notice to the Advisor of any reallocations or liquidations.

     (g) The Advisor will not be liable for trading losses in the Partnership's account including losses caused by errors committed by any commodity broker/dealer selected by SBFM or SFG; provided, however, that (i) the Advisor will be liable to the Partnership with respect to losses incurred due to errors committed or caused by it or any of its principals or employees in communicating improper trading instructions or orders to any broker on behalf of the Partnership and (ii) the Advisor will be liable to the Partnership with respect to losses incurred due to errors committed or caused by any executing broker (other than Salomon Smith Barney Inc. or any of its affiliates) selected by the Advisor (it also being understood that SBFM, with the assistance of the Advisor, will first attempt to recover such losses from the executing broker).

     2. INDEPENDENCE OF THE ADVISOR. For all purposes herein, the
Advisor shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Partnership in any way and shall not be deemed an agent, promoter or sponsor of the Partnership, the General Partner, SBFM, or any other trading advisor. The Advisor shall not be responsible to the Partnership, SBFM, the General Partner, any trading advisor or any limited partners for any acts or omissions of any other trading advisor to the Partnership.

     3. COMPENSATION. (a) In consideration of and as compensation for all of the services to be rendered by the Advisor to the Partnership under this Agreement, the Partnership shall pay the Advisor (i) an incentive fee payable quarterly equal to 20% of New Trading Profits (as such term is defined below) earned by the Advisor for the Partnership and (ii) a monthly fee for professional management services equal to 1/6 of 1% (2% per year) of the month-end Net Assets of the Partnership allocated to the Advisor (which shall include any committed funds).

     (b) "Net Assets" shall have the meaning set forth in Paragraph 7(d)(1) of the Limited Partnership Agreement dated as of March 22, 1999, and without regard to further amendments thereto, provided that in determining the Net Assets of the Partnership on any date, no adjustment shall be made to reflect any distributions, redemptions or incentive fees payable as of the date of such determination.

     (c) "New Trading Profits" shall mean the excess, if any, of Net Assets managed by the Advisor (which shall include any committed funds) at the end of the fiscal period over Net Assets managed by the Advisor (which shall include any committed funds) at the end of the highest previous fiscal period or Net Assets allocated to the Advisor at the date trading commences, whichever is higher, and as further adjusted to eliminate the effect on Net Assets resulting from new capital contributions, redemptions, reallocations or capital distributions, if any, made during the fiscal period decreased by interest or other income, not directly related to trading activity, earned on the Partnership's assets during the fiscal period, whether the assets are held separately or in margin accounts. Ongoing expenses will be attributed to the Advisor based on the Advisor's proportionate share of Net Assets. Ongoing expenses above will not include expenses of litigation not involving the activities of the Advisor on behalf of the Partnership. Ongoing expenses include offering and organizational expenses of the Partnership. Interest income earned, if any, will not be taken into account in computing New Trading Profits earned by the Advisor. If Net Assets allocated to the Advisor are reduced due to redemptions, distributions or reallocations (net of additions), there will be a corresponding proportional reduction in the related loss carryforward amount that must be recouped before the Advisor is eligible to receive another incentive fee.

     (d) Quarterly incentive fees and monthly management fees shall be paid within twenty (20) business days following the end of the period, as the case may be, for which such fee is payable. In the event of the termination of this Agreement as of any date which shall not be the end of a calendar quarter or a calendar month, as the case may be, the quarterly incentive fee shall be computed as if the effective date of termination were the last day of the then current quarter and the monthly management fee shall be prorated to the effective date of termination. If, during any month, the Partnership does not conduct business operations or the Advisor is unable to provide the services contemplated herein for more than two successive business days, the monthly management fee shall be prorated by the ratio which the number of business days during which the General Partner conducted the Partnership's business operations or utilized the Advisor's services bears in the month to the total number of business days in such month. No incentive fee shall be paid to the Advisor until the end of the first full calendar quarter of the Advisor's trading for the Partnership, which incentive fee shall be based on New Trading Profits (if any) from the commencement of trading for the Partnership by the Advisor through the end of the first full calendar quarter.

     (e) The provisions of this Paragraph 3 shall survive the termination of this Agreement.

     4. RIGHT TO ENGAGE IN OTHER ACTIVITIES. (a) The services provided by the Advisor hereunder are not to be deemed exclusive. SBFM on its own behalf and on behalf of the Partnership acknowledges that, subject to the terms of this Agreement, the Advisor and its officers, directors, employees and shareholder(s), may render advisory, consulting and management services to other clients and accounts. The Advisor and its officers, directors, employees and shareholder(s) shall be free to trade for their own accounts and to advise other investors and manage other commodity accounts during the term of this Agreement and to use the same information, computer programs and trading strategies, programs or formulas which they obtain, produce or utilize in the performance of services to SBFM for the Partnership. However, the Advisor represents, warrants and agrees that it believes the rendering of such consulting, advisory and management services to other accounts and entities will not require any material change in the Advisor's Program and will not affect the capacity of the Advisor to continue to render services to SBFM for the Partnership of the quality and nature contemplated by this Agreement.

     (b) If, at any time during the term of this Agreement, the Advisor is required to aggregate the Partnership's commodity positions with the positions of any other person for purposes of applying CFTC- or exchange-imposed speculative position limits, the Advisor agrees that it will promptly notify SBFM if the Partnership's positions are included in an aggregate amount which exceeds the applicable speculative position limit. The Advisor agrees that, if its trading recommendations are altered because of the application of any speculative position limits, it will not modify the trading instructions with respect to the Partnership's account in such manner as to affect the Partnership substantially disproportionately as compared with the Advisor's other accounts. The Advisor further represents, warrants and agrees that under no circumstances will it knowingly or deliberately use trading strategies or methods for the Partnership that are inferior to strategies or methods employed for any other client or account whose assets are traded pursuant to the Program and that it will not knowingly or deliberately favor any such client or account managed by it over any other client or account whose assets are traded pursuant to the Program in any manner, it being acknowledged, however, that different trading strategies or methods may be utilized for differing sizes of accounts, accounts traded with different degrees of leverage, accounts with different trading policies, accounts experiencing differing inflows or outflows of equity, accounts which commence trading at different times, accounts which have different portfolios or different fiscal years, accounts utilizing different executing brokers and accounts with other differences, and that such differences may cause divergent trading results.

     (c) It is acknowledged that the Advisor and/or its officers, employees, directors and shareholder(s) presently act, and it is agreed that they may continue to act, as advisor for other accounts managed by them, and may continue to receive compensation with respect to services for such accounts in amounts which may be more or less than the amounts received from the Partnership.

     (d) The Advisor agrees that it shall make such information available to SBFM respecting the performance of the Partnership's account as compared to the performance of other accounts managed by the Advisor or its principals as shall be reasonably requested by SBFM, provided that nothing contained herein shall be deemed to require the Advisor to disclose the names of other customers or information that the Advisor deems to be proprietary or confidential. The Advisor presently believes and represents that existing speculative position limits will not materially adversely affect its ability to manage the Partnership's account given the potential size of the Partnership's account and the Advisor's and its principals' current accounts and all proposed accounts for which they have contracted to act as trading manager.

     5. TERM. (a) This Agreement shall continue in effect until June 30, 2001. SBFM may, in its sole discretion, renew this Agreement for additional one-year periods upon notice to the Advisor not less than 30 days prior to the expiration of the previous period. At any time during the term of this Agreement, SBFM may terminate this Agreement at any month-end upon 30 days' notice to the Advisor. At any time during the term of this Agreement, SBFM may elect to immediately terminate this Agreement upon 30 days' notice to the Advisor if (i) the Net Asset Value per Unit shall decline as of the close of business on any day to $500 or less; (ii) the Net Assets allocated to the Advisor (adjusted for redemptions, distributions, withdrawals or reallocations, if any) decline by 50% or more as of the end of a trading day from such Net Assets' previous highest value; (iii) limited partners owning at least 50% of the outstanding Units shall vote to require SBFM to terminate this Agreement; (iv) the Advisor fails to comply with the terms of this Agreement; (v) SBFM, in good faith, reasonably determines that the performance of the Advisor has been such that SBFM's fiduciary duties to the Partnership require SBFM to terminate this Agreement; or
(vi) SBFM reasonably believes that the application of speculative position limits will substantially affect the performance of the Partnership. At any time during the term of this Agreement, SBFM may elect immediately to terminate this Agreement if (i) the Advisor merges, consolidates with another entity, sells a substantial portion of its assets, or becomes bankrupt or insolvent, except as provided in Section 10 hereof, (ii) Philip Yang and Michael Gan both die, become incapacitated, leave the employ of the Advisor, cease to control the Advisor or are otherwise not managing the trading programs or systems of the Advisor, or
(iii) the Advisor's registration as a commodity trading advisor with the CFTC or its membership in the NFA or any other regulatory authority, is terminated or suspended or if the Advisor's license agreement with Caxton Corporation is terminated. This Agreement will immediately terminate upon dissolution of the Partnership or upon cessation of trading prior to dissolution.

     (b) The Advisor may terminate this Agreement by giving not less than 30 days' notice to SBFM (i) in the event that the trading policies of the Partnership as set forth in the Memorandum are changed in such manner that the Advisor reasonably believes will adversely affect the performance of its trading strategies; (ii) after June 30, 2001; (iv) in the event that the General Partner, SBFM or Partnership fails to comply with the terms of this Agreement. The Advisor may immediately terminate this Agreement if SBFM's registration as a commodity trading advisor, or SFG's registration as a commodity pool operator or either of their memberships in the NFA is terminated or suspended or if the Advisor's license agreement with Caxton Corporation is terminated.

     (c) Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Paragraph 5 or Paragraph 1(e) shall be without penalty or liability to any party, except for any fees due to the Advisor pursuant to Section 3 hereof.

     6. INDEMNIFICATION. (a)(i) In any threatened, pending or completed action, suit, or proceeding to which the Advisor was or is a party or is threatened to be made a party arising out of or in connection with this Agreement, the management of the Partnership's assets by the Advisor or the offering and sale of units in the Partnership, SBFM shall, subject to subparagraph (a)(iii) of this Paragraph 6, indemnify and hold harmless the Advisor against any loss, liability, damage, cost, expense (including, without limitation, attorneys' and accountants' fees), judgments and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit, or proceeding if the Advisor acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership, and provided that its conduct did not constitute negligence, intentional misconduct, or a breach of its fiduciary obligations to the Partnership as a commodity trading advisor, unless and only to the extent that the court or administrative forum in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Advisor is fairly and reasonably entitled to indemnity for such expenses which such court or administrative forum shall deem proper; and further provided that no indemnification shall be available from the Partnership if such indemnification is prohibited by Section 16 of the Limited Partnership Agreement. The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the Advisor did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership.

     (ii) Without limiting sub paragraph (i) above, to the extent that the Advisor has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subparagraph (i) above, or in defense of any claim, issue or matter therein, SBFM shall indemnify it against the expenses (including, without limitation, attorneys' and accountants' fees) actually and reasonably incurred by it in connection therewith.

     (iii) Any indemnification under subparagraph (i) above, unless ordered by a court, arbitrator or administrative forum, shall be made by SBFM only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Advisor has met the applicable standard of conduct set forth in subparagraph (i) above. Such independent legal counsel shall be selected by SBFM in a timely manner, subject to the Advisor's approval, which approval shall not be unreasonably withheld. The Advisor will be deemed to have approved SBFM's selection unless the Advisor notifies SBFM in writing, received by SBFM within five days of SBFM's telecopying to the Advisor of the notice of SBFM's selection, that the Advisor does not approve the selection.

     (iv) In the event the Advisor is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the Partnership's or SBFM's activities or claimed activities unrelated to the Advisor, SBFM shall indemnify, defend and hold harmless the Advisor against any loss, liability, damage, cost or expense (including, without limitation, attorneys' and accountants' fees) incurred in connection therewith.

     (v) As used in this Paragraph 6(a), the terms "Advisor" shall include the Advisor, its principals, officers, directors, stockholders and employees and the term "SBFM" shall include the Partnership.

     (b)(i) The Advisor agrees to indemnify, defend and hold harmless SBFM, SFG, the Partnership and their principals, officers, directors and employees against any loss, liability, damage, cost or expense (including, without limitation, attorneys' and accountants' fees), judgments and amounts paid in settlement actually and reasonably incurred by them (A) as a result of the material breach of any material representations and warranties made by the Advisor in this Agreement, or (B) as a result of any act or omission of the Advisor relating to the Partnership if there has been a final judicial or regulatory determination or, in the event of a settlement of any action or proceeding with the prior written consent of the Advisor, a written opinion of an arbitrator pursuant to Paragraph 14 hereof, to the effect that such acts or omissions violated the terms of this Agreement in any material respect or involved negligence, bad faith, or intentional misconduct on the part of the Advisor (except as otherwise provided in Section 1(g)).

     (ii) In the event SBFM, SFG, the Partnership or any of their principals, officers, directors and employees is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the activities or claimed activities of the Advisor or its principals, officers, directors, shareholder(s) or employees unrelated to SBFM's or the Partnership's business, the Advisor shall indemnify, defend and hold harmless SBFM, the Partnership or any of their principals, officers, directors and employees against any loss, liability, damage, cost or expense (including, without limitation, attorneys' and accountants' fees) actually and reasonably incurred in connection therewith.

     (iii) Neither Philip Yang nor Michael Gan shall have any liability to the Partnership or SBFM or any of their respective officers, directors, employees, partners or affiliates under this Agreement or in connection with the transactions contemplated by this Agreement except in the case of his own fraud or willful misconduct.

     (iv) Any indemnification under subparagraph (b)(i) above, unless ordered by a court, arbitrator or administrative forum, shall be made by the Advisor only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances. Such independent legal counsel shall be selected by the Advisor in a timely manner, subject to SBFM's approval, which approval shall not be unreasonably withheld. SBFM will be deemed to have approved the Advisor's selection unless SBFM notifies the Advisor in writing, received by the Advisor within five days of the Advisor's facsimile to SBFM of the notice of the Advisor's selection, that SBFM does not approve the selection.

     (c) In the event that a person entitled to indemnification under this Paragraph 6 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such person shall be indemnified only for that portion of the loss, liability, damage, cost or expense incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.

     (d) None of the indemnifications contained in this Paragraph 6 shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party claiming indemnification without the prior written consent, which shall not be unreasonably withheld, of the party obligated to indemnify such party.

     (e) The provisions of this Paragraph 6 shall survive the termination of this Agreement.

7. REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

          (a)  The Advisor represents and warrants that:

     (i) All references to the Advisor and its principals in the Memorandum are accurate in all material respects and as to them the Memorandum does not contain any untrue statement of a material fact or omit to state a material fact which is necessary to make the statements therein not misleading.

     (ii) The information with respect to the Advisor set forth in the actual performance tables in the Memorandum is based on all of the customer accounts managed on a discretionary basis by the Advisor's principals and/or the Advisor during the period covered by such tables and required to be disclosed therein.

     (iii) The Advisor will be acting as a commodity trading advisor with respect to the Partnership and not as a securities investment adviser and is duly registered with the CFTC as a commodity trading advisor, is a member of the NFA, and is in compliance with such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder, and agrees to maintain and renew such registrations and licenses during the term of this Agreement.

     (iv) The Advisor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to enter into this Agreement and to provide the services required of it hereunder.

     (v) The Advisor will not, by acting as a commodity trading advisor to the Partnership, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound.

     (vi) This Agreement has been duly and validly authorized, executed and delivered by the Advisor and is a valid and binding agreement enforceable in accordance with its terms.

     (vii) At any time during the term of this Agreement that a prospectus relating to the Units is required to be delivered in connection with the offer and sale thereof, the Advisor agrees upon the request of SBFM to provide the Partnership with such information as shall be necessary so that, as to the Advisor and its principals, such prospectus is accurate.

(b) SBFM represents and warrants for itself and the Partnership that:

     (i) The Memorandum (as from time to time amended or supplemented, which amendment or supplement is approved by the Advisor as to descriptions of itself and its actual performance) does not contain any untrue statement of a material fact or omit to state a material fact which is necessary to make the statements therein not misleading, except that the foregoing representation does not apply to any statement or omission concerning the Advisor, if any, in the Memorandum, made in reliance upon, and in conformity with, information furnished to SBFM by or on behalf of the Advisor expressly for use in the Memorandum.

     (ii) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to perform its obligations under this Agreement.

     (iii) SBFM and the Partnership have the capacity and authority to enter into this Agreement on behalf of the Partnership.

     (iv) This Agreement has been duly and validly authorized, executed and delivered on SBFM's and the Partnership's behalf and is a valid and binding agreement of SBFM and the Partnership enforceable in accordance with its terms.

     (v) SBFM will not, by acting as Trading Manager to the Partnership and the Partnership will not, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or affect the performance of its duties under this Agreement.

     (vi) It is registered as a commodity trading advisor and is a member of the NFA, and is in compliance with such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder, and agrees to maintain and renew such registrations and licenses during the term of this Agreement.

     (viii) SBFM and the Partnership will comply with all laws, rules, regulations and orders applicable to the offer and sale of Units in all jurisdictions in which Units are offered or sold.

     (c) The General Partner represents and warrants for itself and the Partnership that:

     (i) The General Partner is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to perform its obligations under this Agreement.

     (ii) SFG and the Partnership have the capacity and authority to enter into this Agreement on behalf of the Partnership.

     (iii) This Agreement has been duly and validly authorized, executed and delivered on SFG's and the Partnership's behalf and is a valid and binding agreement of SFG and the Partnership enforceable in accordance with its terms.

     (iv) SFG will not, by acting as General Partner to the Partnership and the Partnership will not, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or affect the performance of its duties under this Agreement.

     (v) It is registered as a commodity pool operator and is a member of the NFA, and is in compliance with such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder, and agrees to maintain and renew such registrations and licenses during the term of this Agreement.

     (vi) The Partnership is a limited partnership duly organized and validly existing under the laws of the State of New York and has full power and authority to enter into this Agreement and to perform its obligations under this Agreement.

8. COVENANTS OF THE ADVISOR, SBFM AND THE PARTNERSHIP.

          (a)  The Advisor agrees as follows:

     (i) In connection with its activities on behalf of the Partnership, the Advisor will comply with all applicable rules and regulations of the CFTC and/or the commodity exchange on which any particular transaction is executed.

     (ii) The Advisor will promptly notify SBFM of the commencement of any material suit, action or proceeding involving it, whether or not any such suit, action or proceeding also involves SBFM.

     (iii) In the placement of orders for the Partnership's account and for the accounts of any other client, the Advisor will utilize a pre-determined, fair and reasonable order entry system, which shall, on an overall basis, be no less favorable to the Partnership than to any other account managed by the Advisor. The Advisor acknowledges its obligation to review the Partnership's positions, prices and equity in the account managed by the Advisor daily and within two business days to notify, in writing, the broker and SBFM and the Partnership's brokers of (i) any error committed by the Advisor or its principals or employees; (ii) any trade which the Advisor believes was not executed in accordance with its instructions; and (iii) any discrepancy with a value of $10,000 or more (due to differences in the positions, prices or equity in the account) between its records and the information reported on the account's daily and monthly broker statements.

     (iv) The Advisor will maintain a net worth of not less than $250,000 during the term of this Agreement.

     (b) SBFM agrees for itself and the Partnership that:

     (i) SBFM and the Partnership will comply with all applicable rules and regulations of the CFTC and/or the commodity exchange on which any particular transaction is executed.

     (ii) SBFM will promptly notify the Advisor of the commencement of any material suit, action or proceeding involving it or the Partnership, whether or not such suit, action or proceeding also involves the Advisor.

9. COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof.

10. ASSIGNMENT. This Agreement may not be assigned by any party without the express written consent of the other parties.

11. AMENDMENT. This Agreement may not be amended except by the written consent of the parties.

12. NOTICES. All notices, demands or requests required to be made or delivered under this Agreement shall be effective upon actual receipt and shall be in writing and delivered personally or by facsimile or by registered or certified mail or expedited courier, return receipt requested, postage prepaid, to the addresses below or to such other addresses as may be designated by the party entitled to receive the same by notice similarly given:

                  If to SBFM:

                        Smith Barney Futures Management Inc.
                        388 Greenwich Street
                        7th Floor
                        New York, New York  10013
                        Attention:  David J. Vogel


                  If to the Advisor:

                        Willowbridge Associates Inc.
                        101 Morgan Lane
                        Suite 180
                        Plainsboro, New Jersey  08536
                        Attention:  Steven R. Crane

                        with a copy to:

                        Mayer, Brown & Platt
                        190 South LaSalle Street
                        Chicago, Illinois  60603
                        Attention:  Deborah Monson

13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

14. ARBITRATION. The parties agree that any dispute or controversy arising out of or relating to this Agreement or the interpretation thereof, shall be settled by arbitration in accordance with the rules, then in effect, of the National Futures Association or, if the National Futures Association shall refuse jurisdiction, then in accordance with the rules, then in effect, of the American Arbitration Association; provided, however, that the power of the arbitrator shall be limited to interpreting this Agreement as written and the arbitrator shall state in writing his reasons for his award. Judgment upon any award made by the arbitrator may be entered in any court of competent jurisdiction.

15. CONFIDENTIALITY. Nothing in this Agreement shall require the Advisor to disclose the details of its trading system, methods, models, strategies and formulas. SBFM and the Partnership acknowledge that the trading systems, methods, models, strategies and formulas of the Advisor are the sole and exclusive property of the Advisor; SBFM and the Partnership further agree that it will keep confidential and will not disseminate information regarding such systems, methods, models, strategies and formulas to any person.

16. NO THIRD PARTY BENEFICIARIES. There are no third party beneficiaries to this

Agreement except that certain persons not parties to this Agreement have rights under Section 6 hereof.


     IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

        SMITH BARNEY FUTURES
            MANAGEMENT LLC


       By /s/ David J. Vogel
          David J. Vogel
          President


       SALOMON SMITH BARNEY ORION
       FUTURES FUND L.P.

       By:  SFG Global Investments, Inc.
                (General Partner)


       By /s/ Donald S. Chadwick
          Donald S. Chadwick
          President


       SFG GLOBAL INVESTMENTS, INC.


       By /s/ Donald S. Chadwick
          Donald S. Chadwick
          President

       WILLOWBRIDGE ASSOCIATES INC.


       By /s/ Steven R. Crane
          Steven R. Crane
          Senior Vice President